UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 12, 2019

Star Gold Corp.
(Name of Small Business issuer in its charter)

Nevada	000-52711	27-0348508
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

105 N. 4th Street, Suite 300
Coeur d’ Alene ID 83814
(Address of principal executive offices)

208-644-5066
(Registrant’s telephone number)

ITEM 8.01 Other Events

On August 12, 2019, Star Gold Corp. (“Star Gold” or the “Company”) amended the Longstreet Property Option Agreement (the “Longstreet Agreement”) to eliminate the required property expenditure structure and to implement new consideration for the transfer of the Property pursuant to that agreement (the “Amendment”). The Amendment eliminated the remainder of the required property expenditures set forth in the Longstreet Agreement, as amended. Furthermore, the Amendment sets forth that upon the Company: a) repricing 435,000 existing options to purchase Company common stock at the price of $.04; b) issuing an additional 500,000 options to purchase Company common stock at the price of $.04; c) making a cash payment of fifty thousand and no/100 dollars ($50,000.00) to Great Basin Resources, Inc. (“Great Basin”); and d) entering into a consulting agreement with Great Basin with a term of eighteen (18) months, Great Basin shall transfer title to the Property to Star Gold.

The Amendment also grants the Company the option, to be exercised no later than six (6) months following the first receipt of proceeds from the sale of ore from the Property, to purchase one-half of Great Basin’s 3.0% Net Smelter Royalty for a payment of one-million seven-hundred fifty thousand and no/100 dollars ($1,750,000.00).

No other provisions of the Longstreet Agreement, as previously amended, were affected by the Amendment.

ITEM 9.01 Financial Statements and Exhibits.

The 2019 Amendment to Longstreet Property Option Agreement and the Longstreet Property Press Release are included herewith as Exhibits 10.5 and 99.1 respectively.

Exhibit	Document

10.5	2019 Amendment to Longstreet Property Option Agreement
99.1	Longstreet Property Press Release

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Gold Corp.

/s/ Kelly Stopher
Kelly Stopher
Chief Financial Officer

August 14, 2019